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                                 CODE OF ETHICS
                          AMERICAN ODYSSEY FUNDS, INC.

         This Code of Ethics covers access persons of American Odyssey Funds, Inc. ("AOF") who are not covered by a code of ethics of American Odyssey Funds Management LLC or a subadviser. It is expected that the only persons covered by this Code will be AOF's independent directors.

1        Definitions

         1.1 "Access Person" means any director or officer of AOF or any Advisory Person (as defined below).

         1.2      "AOF" means American Odyssey Funds, Inc.

         1.3 "AOF Compliance Officer" means the person designated by AOF to receive reports and fulfill the other responsibilities required by this Code.

         1.4 "Advisory Person" means (a) any director or officer of AOF who is an "interested person" of AOF, as that term is defined in the Investment Company Act of 1940; and (b) any employee of AOF who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
                  (d) any natural person in a control relationship to AOF who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Covered Security by a Fund.

         1.5 "Beneficial ownership" is to be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Any report submitted under this Code may contain a statement declaring that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates. A person need not make a report under this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

         1.6 "Covered Security" means any security (as that term is defined under the Investment Company Act of 1940) and any financial instrument related to a security, including options on securities, future contracts, options on future contracts and any other derivative; except that "Covered Security" does not include: direct obligations of the Government of the United States; bankers' acceptances; bank certificates of deposit; commercial paper; high-quality short-term debt instruments, including repurchase agreements; and shares issued

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                  by registered open-end investment companies.

         1.7      "Fund" means a fund of American Odyssey Funds, Inc.

         1.8 "Independent Director" means a director of AOF who is not an interested person of AOF as defined in the Investment Company Act of 1940.

         1.9 "Investment Person" means (a) any employee of AOF (or of any company in a control relationship to AOF) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (b) any natural person who controls AOF and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by the Fund.

         1.10 A "personal securities transaction" is a transaction involving a Covered Security in which the Access Person has or acquires any direct or indirect beneficial ownership in the Covered Security.

         1.11 "Private Placement" means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

         1.12 A "purchase or sale for his or her own account" is a purchase or sale in which the person has or acquires any direct or indirect beneficial ownership in the Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

2        Statement of General Principles

         2.1 All Access Persons owe a fiduciary duty to AOF and its shareholders. Accordingly, Access Persons shall place the interests of AOF shareholders first.

         2.2 Each Access Person shall handle his or her personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of his or her position of trust and responsibility. No Access Person shall take inappropriate advantage of his or her position.

         2.3 All Access Persons shall act in accordance with both the letter and the spirit of this Code.

         2.4 It will be considered a violation of this Code to do indirectly that which is prohibited directly. For example, it will be considered a violation of this Code to do indirectly through options, futures or other derivatives that which is prohibited directly through transactions in securities themselves.



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         2.5      This Code is to be interpreted consistent with the Securities and Exchange Commission's rules governing codes of ethics.

3        Initial Public Offerings

         3.1 Investment Persons shall not acquire any securities in any initial public offering (i.e., an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934).

4        Private Placements

         4.1 An Investment Person shall not acquire any securities in a Private Placement without written prior approval from the AOF Compliance Officer. This prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for the Funds, and whether the opportunity is being offered to the Investment Person by virtue of his or her relationship with AOF.

         4.2 An Investment Person who has been authorized to acquire securities in a Private Placement shall disclose that investment when he or she plays a part in any subsequent consideration by the Fund of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to an independent review by persons with no personal interest in the issuer.

5        Gifts

         5.1 An Investment Person shall not receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of any Fund.

6        Service as a Director

         6.1 An Investment Person shall not serve on the board of directors of any publicly traded company, without prior written authorization from the AOF Compliance Officer. The AOF Compliance Officer shall authorize such board service only if he or she determines that such board service is consistent with the interests of AOF and its shareholders.

7        One-Day Blackout Period

         7.1 Advisory Persons shall not execute a personal securities transaction in a security
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                  on any day during which any Fund has a pending "buy" or "sell"
                  order on that same security. Advisory Persons may execute a personal securities transaction in such a security the day after the Funds have executed or withdrawn that order.

         7.2 The following transactions are not subject to the restrictions of Section 7.1 above:

                  (a) purchases effected upon exercise of rights (e.g., automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

                  (b) purchases, through a payroll deduction plan, of securities issued by the Access Person's employer or an affiliate;

                  (c) sales to raise cash in an emergency, provided that prior to the sale the AOF Compliance Officer finds
                           (1) that the Access Person has a bona fide emergency need for the proceeds from the proposed sale, and (2) considering the size and nature of the market for the security at issue, the size of the Access Person's proposed trade, and whether the security is being considered for purchase or sale by the Funds, that there is no danger that the Funds will be harmed;

                  (d) purchases and sales of equity securities of companies listed on the most recent quarterly report distributed by AOF listing companies with market capitalizations of $2 billion and more.

8        Preclearance

         8.1 No Advisory Person shall execute a personal securities transaction until that transaction has been approved (i.e., precleared) by the AOF Compliance Officer pursuant to established procedures. The AOF Compliance Officer may preclear only those transactions that he or she reasonably believes do not violate this Code.

         8.2 The preclearance requirement of paragraph 8.1 shall not apply to personal securities transactions described in paragraphs 7.2(a), 7.2(b) and 7.2(d).

9        Initial Holdings Report

         9.1 Each person who becomes an Access Person (other than Independent Directors) on or after March 1, 2000 shall submit to the AOF Compliance Officer not later than 10 days after the person becomes an Access Person an initial holdings report containing the following information: (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or



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                  indirect beneficial ownership when the person became an Access
                  Person; (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (c) the date that the report is submitted by the Access Person.

10       Annual Holdings Report

         10.1 On or before January 30 of each year, each Access Person (other than Independent Directors) shall submit an annual holdings report with the following information (as of December 31 of the previous year): (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
                  (c) the date that the report is submitted by the Access Person. The first annual holdings report shall be submitted on or before January 30, 2001 and shall provide information as of December 31, 2000.

11       Quarterly Reports

         11.1 Each Access Person (other than Independent Directors) shall submit to the AOF Compliance Officer a quarterly report of all personal securities transactions during the previous calendar quarter. Each quarterly report shall contain the following information:

                  (a) with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership: (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the Covered Security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date that the report is submitted by the Access Person; and

                  (b) with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: (1) the name of the broker, dealer or bank with whom the Access Person established the account; (2) the date the account was established; and (3) the date that the report is submitted by the Access Person.

         11.2 An Independent Director shall submit to the AOF Compliance Officer a report
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                  regarding personal securities transactions where the
                  Independent Director knew or, in the ordinary course of fulfilling his or her official duties as an AOF director, should have known that during the 15-day period immediately preceding or after the date of the personal securities transaction, such security is or was purchased or sold by a Fund or such purchase or sale is or was considered by a Fund or any of its investment advisers or subadvisers.

12       Records of Securities Transactions

         12.1 Each Advisory Person shall direct his or her brokers to supply the AOF Compliance Officer, on a timely basis, with duplicate copies of confirmations of all personal securities transactions and duplicate copies of periodic statements for all securities accounts.

13       Certification of Compliance

         13.1 All Access Persons shall certify annually that they have read and understand this Code and recognize that they are subject to it.

         13.2 All Access Persons shall certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

14       Post-Trade Monitoring

         14.1 The AOF Compliance Officer shall promptly review the submitted reports for compliance with this Code and for any apparent trading irregularities. That review shall include comparing the personal securities transactions with the transactions of the Funds.

         14.2 Should the AOF Compliance Officer detect a potential violation of this Code or any apparent trading irregularity, he or she shall take whatever steps he or she deems appropriate under the circumstances to investigate the potential violation or trading irregularity. All Access Persons shall cooperate with any such investigation.

         14.3 For any violation of this Code, AOF may impose such sanctions as it deems appropriate in the circumstances. Sanctions may include a requirement that the person disgorge any profits on a trade determined to be in violation of this Code.